UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/01/2008

United PanAm Financial Corp.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-24051

California	94-3211687
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

18191 Von Karman Avenue
Suite 300
Irvine, CA 92612
(Address of principal executive offices, including zip code)

949 224 1917
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective as of August 1, 2008, James Vagim, the Chief Executive Officer of United PanAm Financial Corp. ("Registrant"), was elected to the board of directors of Registrant (the "Board") as a Class I Director. Mr. Vagim will serve until the 2008 annual meeting of shareholders of Registrant and until his successor is elected and qualified. The Registrant currently does not expect that Mr. Vagim will be appointed to any committee of the Board.

There are no arrangements or understandings between Mr. Vagim and any other person(s) pursuant to which he was selected as a director. The Registrant is negotiating the terms of a written contract with Mr. Vagim to compensate him for his service as Chief Executive Officer, but he will be paid a salary of $500,000 annually until a definitive written agreement is entered into. Since the beginning of Registrant's last fiscal year, there have been no other transactions or series of similar transactions, nor is there any other currently proposed transaction or series of similar transactions, to which Registrant or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which Mr. Vagim, or members of his immediate family, had or will have a direct or indirect material interest.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United Pan Am Financial Corp.

Date: August 06, 2008	By:	/s/ James Vagim
James Vagim
Chief Executive Officer